    As filed with the Securities and Exchange Commission on October 20, 2006

                                                 Registration No. 333-__________

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               AmCOMP INCORPORATED
                               -------------------
             (Exact name of Registrant as specified in its charter)

                Delaware                                          65-0636842
                --------                                          ----------
     (State or Other Jurisdiction of                           (I.R.S. Employer
     Incorporation or Organization)                          Identification No.)

          701 U.S. HIGHWAY ONE
        NORTH PALM BEACH, FLORIDA                                   33408
        -------------------------                                   -----
(Address of principal executive offices)                          (Zip Code)

                             1996 STOCK OPTION PLAN
                             2005 STOCK OPTION PLAN
                          DIRECTORS' STOCK OPTION PLAN
                       OPTIONS GRANTED TO CERTAIN OFFICERS
                       -----------------------------------
                              (Full Title of Plan)

                                  FRED R. LOWE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               AMCOMP INCORPORATED
                              701 U.S. HIGHWAY ONE
                         NORTH PALM BEACH, FLORIDA 33408
                         -------------------------------
                     (Name and Address of Agent for Service)

                                 (561) 840-7171
                                 --------------
          (Telephone Number, Including Area Code, of Agent For Service)

                                    COPY TO:
                              David J. Adler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300

                                            CALCULATION OF REGISTRATION FEE
====================================================================================================================
          Title of                   Amount          Proposed Maximum      Proposed Maximum         Amount of
  Each Class of Securities           To Be            Offering Price      Aggregate Offering       Registration
      To Be Registered           Registered(1)           Per Share              Price                  Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value per share: shares            1,418,069             $9.98(2)            $14,152,328            $1,514.30
subject to outstanding          shares of common
options                              stock
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value per share: shares             264,341              $9.59(4)           $2,535,030.10            $271.25
authorized and reserved for     shares of common
issuance(3)                          stock
--------------------------------------------------------------------------------------------------------------------

(1)      Pursuant to Rule 416 of the Securities Act of 1933, as amended (the
         "Securities Act"), this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the 1996
         Stock Option Plan, the 2005 Stock Option Plan, the Directors' Stock
         Option Plan and options (collectively, the "Plans").
(2)      Pursuant to Rule 457(h)(1) under the Securities Act, calculated on the basis of the average of the weighted average exercise price of outstanding options to purchase shares of common stock under the Plans.
(3)      Includes 43,660 shares of common stock issued upon the exercise of options prior to the filing of this registration statement.
(4)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices reported for shares of common stock of the Registrant on the Nasdaq Global Market on October
         13, 2006.

                                EXPLANATORY NOTE

AmCOMP Incorporated (the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register 1,682,410 shares of our common stock, $0.01 par value per share, issuable under our 1996 Stock Option Plan, 2005 Stock Option Plan, Directors'
Stock Option Plan and options granted to certain officers, which we refer to collectively as the "Plans."

This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reoffer and resale of up to 855,654 shares of common stock acquired pursuant to the Plans by selling stockholders, certain of whom may be deemed "affiliates"
(as such term is defined in Rule 405 under the Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Company will provide documents containing the information specified in Part
1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities
Act. Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities
Act.

                                   PROSPECTUS

                                 855,654 SHARES
                               AMCOMP INCORPORATED
                                  COMMON STOCK

This prospectus relates to the reoffer and resale by certain selling stockholders of our common stock, $0.01 par value per share, issued or issuable to the selling stockholders upon the exercise of stock options granted or to be granted under our 1996 Stock Option Plan, 2005 Stock Option Plan, Directors'
Stock Option Plan and freestanding option grants, referred to collectively as the "Plans" in this prospectus. If and when further options are granted to persons required to use this prospectus to reoffer and resell our common stock, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq Global
Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of
Distribution." We will bear all expenses in connection with the preparation of this prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol "AMCP."
The last reported sale price on the Nasdaq Global Market for our common stock on
October 3, 2006 was $9.18 per share.

Our principal executive offices are located at 701 U.S. Highway One, North Palm
Beach, Florida 33408. Our telephone number is (561) 840-7171.

------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 4.

------------------------------------------------------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is October 20, 2006

                           INCORPORATION BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission
(the "SEC") are incorporated by reference in this prospectus:

1.       Our Annual Report on Form 10-K for the fiscal year ended December 31,
         2005;
2.       Our Quarterly Report on Form 10-Q for the fiscal quarter ended March
         31, 2006;
3.       Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
         2006;
4.       Our Current Report on Form 8-K filed on February 16, 2006;
5.       Our Current Report on Form 8-K filed on March 17, 2006;
6.       Our Current Report on Form 8-K filed on June 13, 2006;
7.       Our Current Report on Form 8-K filed on August 11, 2006;
8.       Our Current Report on Form 8-K filed on August 16, 2006;
9.       Our Current Report on Form 8-K filed on August 25, 2006;
10.      Our Current Report on Form 8-K filed on September 27, 2006; and
11.      The description of our common stock contained in our Registration
         Statement on Form 8-A, filed on January 27, 2006.

All documents subsequently filed with the SEC by us pursuant to Sections 13(a),
13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                               AmCOMP Incorporated
                              701 U.S. Highway One
                         North Palm Beach, Florida 33408
                           Attention: Melody Misiaszek
                                 (561) 840-7171

                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                                   THE COMPANY

We are a property and casualty insurer specializing in workers' compensation insurance products that include a strong emphasis on value-added services to our policyholders. We offer insurance coverage for the statutorily prescribed wage replacement and medical care benefits that employers are required to provide to their employees who are injured in the course of their employment.

We offer these products and services by emphasizing an individual risk underwriting approach, and the loss prevention and claims management services we provide. We target employers that are safety conscious, demonstrate a strong commitment to loss prevention and have a favorable attitude toward the health and safety of their employees. We underwrite these risks on an individual basis, as opposed to following an occupational class-based underwriting approach, and consider many factors such as type of business, nature of operations, risk exposures and other employer-specific conditions. In underwriting and pricing our policies, our goal is to maintain adequate premium levels commensurate with the risks we underwrite to earn consistent underwriting profits.

                                  RISK FACTORS

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE
FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER
INFORMATION IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER "SPECIAL NOTE
REGARDING FORWARD-LOOKING STATEMENTS," BEFORE MAKING AN INVESTMENT IN OUR COMMON
STOCK.

RISKS RELATED TO OUR BUSINESS

WE MAY NOT BE ABLE TO COLLECT ON OUR REINSURANCE RECOVERABLES, WHICH WOULD
ADVERSELY AFFECT OUR FINANCIAL CONDITION.

We are subject to credit risk with respect to our reinsurers. Reinsurance is an arrangement in which an insurance company, called the ceding company, transfers a portion of insurance risk under policies it has written to another insurance company, called the reinsurer, and pays the reinsurer a portion of the premiums relating to those policies. Conversely, the reinsurer receives or assumes reinsurance from the ceding company. Although we purchase reinsurance to manage our risk and exposure to losses, we continue to have direct obligations under the policies we write. We remain liable to our policyholders, even if we are unable to recover what we believe we are entitled to receive under our reinsurance contracts. Reinsurers might refuse or fail to pay losses that we cede to them, or they might delay payment. In the case of long-term workers'
compensation cases, the creditworthiness of our reinsurers may change before we can recover amounts to which we are entitled. Recent natural disasters, such as
Hurricanes Katrina, Rita and Wilma, have caused unprecedented insured property losses, a significant portion of which will be borne by reinsurers. If a reinsurer is active both in this market and in the workers' compensation insurance market, its ability to perform its obligations in the latter market may be adversely affected by events unrelated to workers' compensation insurance losses.

In 2001, we wrote off $10.8 million of uncollectible reinsurance receivables from Reliance Insurance Company and Legion Insurance Company. In addition, the liquidator for Reliance has filed an action against us seeking recovery of approximately $2.3 million of reinsurance recoverables paid to us by Reliance prior to the entry of an order to liquidate Reliance. While we are vigorously defending such action, we cannot assure the outcome of such action.

At June 30, 2006 and December 31, 2005, reinsurance recoverables on paid and unpaid losses and LAE and ceding commissions were $77.0 million and $83.9 million, respectively. Our largest recoverable from a single reinsurer as of
June 30, 2006 was $41.3 million owed to us by Continental Casualty Company, a subsidiary of CNA Financial Corporation, representing 32.2% of our total stockholders' equity as of that date. Of the $41.3 million, $2.0 million was the current recoverable on paid losses. The balance of $39.3 million is recoverable from Continental Casualty Company on losses that may be paid by us in the future and therefore is not currently due. The unpaid losses will become current as we pay the related claimants.

Under Florida law, each of our insurance subsidiaries is required to maintain a ratio of 1.25 times premiums written to surplus of no greater than 10-to-1 for gross premiums written and no greater than 4-to-1 for net premiums written. If all reinsurance recoverables became uncollectible, our surplus would decline by this amount, and we would not be in compliance with Florida's statutory requirement at our current level of premiums written. The Florida Office of
Insurance Regulation (the "Florida OIR") would have the authority to place us into receivership, to suspend our insurance subsidiaries' certificates of authority or to set limits on our maximum annual gross or net premiums written in all states. In addition, we may be unable to comply with certain regulatory requirements, including solvency standards that may subject us to additional restrictions on our operations. If we are unable to collect a significant amount of our reinsurance recoverables, our financial condition and results of operations would be adversely affected.

We also have outstanding and past due claims for reinsurance recoveries in the amount of approximately $1.9 million under reinsurance agreements assumed from
1998 through 2000, with Security Insurance Company, Fire and Casualty Insurance
Company of Hartford and Connecticut Indemnity Insurance Company. These amounts have become past due because of Security Insurance Company's contract disputes with its reinsurer. If these amounts are ultimately determined to be uncollectible from Security Insurance Company, we will write off that amount.

OUR LOSS RESERVES ARE BASED ON ESTIMATES AND MAY BE INADEQUATE TO COVER OUR
ACTUAL LOSSES.

We must establish and maintain reserves for our estimated liability for losses and LAE. We establish loss reserves in our financial statements that represent an estimate of amounts needed to pay and administer claims with respect to insured events that have occurred, including events that have not yet been reported to us. Loss reserves are estimates of the ultimate cost of individual claims based on actuarial estimation techniques and are inherently uncertain.
Judgment is required in applying actuarial techniques to determine the relevance of historical payment and claim closure patterns under current facts and circumstances. We review our established reserves each quarter. We may adjust our reserves based on the results of these reviews and these adjustments could be significant. If we change our estimates, these changes are reflected in our results of operations during the period in which they are made.

In states other than Florida, we have a shorter operating history and must rely on a combination of industry benchmarks and our specific experience in these states. Operational changes in claims handling practices over the years may impact the interpretation of this historical data, which can also be impacted by external forces such as legislative changes, economic fluctuations and legal trends. A key assumption in the estimation process for workers' compensation reserves is severity trends, including the increasing costs of health care and the medical claims process. If there were unfavorable changes in severity trends, our loss reserves might need to be increased, which would result in a charge to our earnings.

For the six months ended June 30, 2006 and the twelve months ended December 31,
2005, we experienced redundancies in our reserves for prior periods of $11.9 million and $24.7 million, respectively. Beginning with our June 2006 loss reserve evaluation, we concluded that each of our core states now contained enough loss development history to be predictive of future loss development. We no longer rely on our Florida experience nor industry benchmarks when selecting loss development factors. The result of this change was to increase loss development factors in some states, and decrease loss development factors in other states. As a result of the increased reliance on state specific loss development history, our loss development factors may be more volatile than they have been in the past.

Workers' compensation claims are often paid over a long period of time.
Estimating reserves for these claims may be more uncertain than estimating reserves for other lines of insurance with shorter or more definite periods between occurrence of the claim and final determination of the ultimate loss.
Accordingly, there is a greater risk that we may fail to accurately estimate the risks associated with the businesses that we insure and that our reserves may prove to be inadequate to cover our actual losses.

IF WE DO NOT EFFECTIVELY PRICE OUR INSURANCE POLICIES, OUR FINANCIAL RESULTS
WILL BE ADVERSELY AFFECTED; WE DO NOT SET PRICES FOR OUR POLICIES IN FLORIDA AND
WISCONSIN.

Our policy prices are established when coverage is initiated. Our prices for insurance coverage are based on estimates of expected losses generated from the policies we underwrite. As do most workers' compensation insurance carriers, we analyze many factors when pricing a policy, including the policyholder's prior loss history and industry, and the loss prevention orientation of the policyholder's management. Inaccurate information regarding a policyholder's past claims experience puts us at risk for mispricing our policies. When initiating coverage on a policyholder, we must rely on the claims information provided by the policyholder or previous carriers to properly estimate future claims expense. If the claims information is not accurately stated, we may underprice our policy by using claims estimates that are too low. As a result, our actual costs for providing insurance coverage to our policyholders may be significantly higher than our premiums.

We write businesses in two "administered pricing" states, Florida and Wisconsin.
In 2005, we wrote 40.3% of our direct written premiums in Florida and 11.7% in
Wisconsin. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states.

The National Council on Compensation Insurance ("NCCI") makes recommendations to the Florida OIR with respect to rates. The NCCI has submitted its 2007 annual workers compensation rate filing to the Florida OIR, which calls for a statewide average 13.3% rate decrease. The OIR has ordered NCCI to amend its filing to bring about a rate reduction of 15.7%. The new rates will apply to all new and renewal policies as of January 1, 2007. If the approved rate decrease results in a material adverse effect on our profitability in Florida, we may elect to reduce the amount of premiums written there. In states in which we operate, other than administered pricing states, should our competitors offer products at prices lower than we believe would be profitable, we may decline to compete at those lower prices and our premium levels could be reduced.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND MAY LACK THE FINANCIAL RESOURCES
TO COMPETE EFFECTIVELY.

The market for workers' compensation insurance products is highly competitive.
Competition in our business is based on many factors, including premiums charged, policyholder dividends, services provided, financial ratings assigned by independent rating agencies, speed of claims payments, reputation, perceived financial strength and general experience. In some cases, our competitors offer lower priced products than we do. If our competitors offer more competitive premiums, dividends or payment plans, services or commissions to independent agencies, we could lose market share or have to reduce our premium rates, which could adversely affect our profitability. Our competitors include insurance companies, professional employer organizations, third party administrators, self-insurance funds and state insurance pools. Our main competitors in each of the core states in which we operate vary from state to state but are usually those companies that offer a full range of services in underwriting, loss prevention and claims. We compete on the services that we offer to our policyholders and on ease of doing business rather than solely on price.

In Florida, our main competitor is Summit Holdings Southeast, Inc./Bridgefield
Employers Insurance Company, a full service company that provides comparable services to employers. Another Florida competitor, FCCI Commercial Insurance
Company, also provides these services to policyholders in the $10,000 to
$100,000 premium range, our target market. In Texas, our main competitor is
Texas Mutual Insurance Company, a company also not rated by A.M. Best, which sells to all sized policyholders, including policyholders in the $10,000 to
$100,000 range. In Wisconsin, there are over 300 companies that write workers'
compensation insurance. Our primary competitors there include Acuity, a Mutual
Insurance Company, United Heartland Life Inc., State Fund Mutual Insurance
Company, West Bend Mutual Insurance Company, General Casualty Company of
Wisconsin and Sentry Insurance Group, because they offer the same types of services that we offer. In Indiana, our principal competition is from Amerisure
Insurance Company and Indiana Insurance Company. In Tennessee, our main competition comes from Acuity, Accident Fund Insurance Company of America,
Bridgefield and Hartford Insurance Group. Many of our existing and potential competitors are significantly larger and possess greater financial, marketing and management resources than we do.

State insurance regulations require maintenance of minimum levels of surplus and of ratios of net premiums written to surplus. Accordingly, competitors with more surplus than we possess have the potential to expand in our markets more quickly than we can. Additionally, greater financial resources permit a carrier to gain market share through more competitive pricing, even if that pricing results in reduced underwriting margins or an underwriting loss. Many of our competitors are multi line carriers that can price the workers' compensation insurance that they offer at a loss in order to obtain other lines of business at a profit. If we are unable to compete effectively, our business and financial condition could be materially adversely affected.

IF WE DO NOT MAINTAIN GOOD RELATIONSHIPS WITH INDEPENDENT INSURANCE AGENCIES,
THEY MAY NOT SELL OUR PRODUCTS IN PREFERENCE TO THOSE OF OUR COMPETITORS AND OUR
REVENUES MAY DECLINE.

We market and sell our insurance products solely through independent, non-exclusive insurance agencies. These agencies are not obligated to promote our products and can and do sell our competitors' products. We must offer workers' compensation insurance products that meet the requirements of these agencies and their customers. We must provide competitive compensation to these agencies. Our business model is based on an extensive network of smaller agencies distributed throughout the states in which we do business. We need to maintain good relationships with the agencies with which we contract to sell our products. If we do not, these agencies may sell our competitors' products instead of ours or may direct less desirable risks to us, and our revenues or profitability may decline. In addition, these agencies may find it easier to promote the broader range of programs of our competitors than to promote our niche selection of insurance products. A loss of a number of our independent agencies or the failure of these agencies to successfully market our products may reduce our revenues and our results of operations if we are unable to replace them with agencies that produce comparable premiums.

INSURANCE RATINGS MAY BECOME IMPORTANT TO OUR AGENTS AND POLICYHOLDERS AND AN
ADVERSE RATING COULD NEGATIVELY IMPACT OUR COMPETITIVE POSITION.

Insurance ratings may become an increasingly important factor in establishing our competitive position. Rating agencies rate insurance companies based on their financial strength and their ability to pay claims, factors that are relevant to agents and policyholders. The ratings assigned by nationally recognized, independent rating agencies, particularly A.M. Best, may become material to our ability to maintain and expand our business. Ratings from A.M.
Best and other rating agencies are used by some insurance buyers, agents and brokers as an indicator of financial strength and security. These ratings are not intended to reflect the quality of the rated company for investment purposes and are not recommendations to buy or hold securities. The financial strength ratings of A.M. Best and other rating agencies are subject to periodic review using, among other things, proprietary capital adequacy models, and are subject to revision or withdrawal at any time. Other companies in our industry that have been rated and have had their rating downgraded have experienced negative effects.

Our insurance subsidiaries have never been rated by A.M. Best. Since 1982,
AmCOMP and its predecessors have been a mono line workers' compensation insurance carrier specializing in smaller sized policyholders, principally employers with premium between $10,000 and $100,000 per year. Based on our extensive experience with independent agents, we believe employers in this size category are not as sensitive to A.M. Best ratings and they place more importance on a workers' compensation carrier's ability to assist in the prevention of injuries at their job site. To date, we have not pursued a rating because we have been able to successfully increase premiums written without a rating in the core states in which we operate. Some companies require that their workers' compensation insurance carrier have a rating of at least "A-" from A.M.
Best. Most of these companies are larger than companies in our target market, and generally do not meet our underwriting and pricing objectives. Historically, when we have sought to write policies for these companies, we have been successful in many cases in having this requirement waived. However, we may not be able to obtain these waivers in the future and, should we decide to expand our target market, the absence of an A.M. Best rating or an unfavorable rating may limit our ability to profitably expand our business.

One of our insurance subsidiaries, AmCOMP Preferred, is rated "BBpi" by Standard
& Poor's on an unsolicited basis. A rating of "BB" is the 5th highest of 8 rating levels used by Standard & Poor's and indicates marginal financial security characteristics, although positive attributes exist, but adverse business conditions could lead to insufficient ability to meet financial commitments. Our insurance subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are also rated "BBq" by Fitch Ratings on an unsolicited basis. A rating of "BBq"
is the 5th highest of 7 Q-IFS rating levels used by Fitch and indicates that the insurer has an uncertain capacity to meet policyholder and contract obligations and that, although positive factors are present, overall risk factors are high and the impact of adverse business and economic factors is expected to be significant. These ratings are based solely on an analysis of published financial information and additional information in the public domain. They are not based on meetings with our management, nor do they incorporate material, non-public information, and are therefore based on less comprehensive information than ratings without a "pi" or "q" subscript.

The absence of a rating from A.M. Best and the current ratings by Standard &
Poor's and Fitch may adversely affect our marketing efforts, cost or availability of reinsurance and financial performance. Should our insurance subsidiaries apply for a rating or should A.M. Best choose to rate our insurance subsidiaries on an unsolicited basis, the ratings they receive may not be favorable, which could adversely affect our marketing efforts, cost or availability of reinsurance and financial performance. Additionally, a downgrade in or withdrawal of any future A.M. Best or other rating agency rating could cause a reduction in the number of policies we write and could have a material adverse effect on our results of operations and our financial position.

OUR GEOGRAPHIC CONCENTRATION TIES OUR PERFORMANCE TO BUSINESS, ECONOMIC AND
REGULATORY CONDITIONS IN CERTAIN STATES.

Our business is currently concentrated in Florida (40.3% of 2005 direct premiums written), Indiana (12.2% of 2005 direct premiums written), Wisconsin (11.7% of
2005 direct premiums written), Tennessee (7.1% of 2005 direct premiums written)
and Texas (9.3% of 2005 direct premiums written). Unfavorable business, economic or regulatory conditions in these states could impact our business disproportionately in comparison to insurers with less geographic concentration.

In Florida, the state in which we write the most premium, and in Wisconsin, insurance regulators set the premium rates we may charge. The Florida and
Wisconsin insurance regulators may set rates below those that we require to maintain profitability. The NCCI has submitted its 2007 annual workers compensation rate filing to the Florida OIR, which calls for a statewide average
13.3% rate decrease. The OIR has ordered NCCI to amend its filing to bring about a rate reduction of 15.7%. The new rates will apply to all new and renewal policies as of January 1, 2007. The effect of the approved decrease cannot be ascertained at this time, because of anticipated changes in the number of insurers that will operate in Florida and the amount of insurance that they seek to write, the use of dividend plans and consent to rate policies and possible additional realization of cost savings resulting from reforms enacted in 2003.

In addition, Florida is exposed to severe natural perils, such as hurricanes. As our business is concentrated in this manner, we may be exposed to economic and regulatory risks or risks from natural perils that are greater than the risks we would face if our business were spread more evenly by state. To date we have not been adversely affected by natural perils. However, were Florida to experience a natural peril of the magnitude of Hurricane Katrina, the result could be disruption of the entire local economy, the loss of jobs and a concomitant reduction in the opportunity to place workers' compensation insurance.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO REALIZE
OUR INVESTMENT OBJECTIVES.

Investment income is an important component of our revenues and net income. The ability to achieve our investment objectives is affected by factors that are beyond our control. For example, United States participation in hostilities with other countries and large scale acts of terrorism may adversely affect the economy generally, and our investment income could decrease due to decreases in the yield on our investments. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. These and other factors affect the capital markets and, consequently, the value of the securities we own. Interest rates have remained low in the past several years. The outlook for our investment income is dependent on the future direction of interest rates, maturity schedules and the amount of cash flows from operations that is available for investment. The fair values of fixed maturity investments that are
"available-for-sale" fluctuate with changes in interest rates and cause fluctuations in our balance sheet. Our stockholders' equity will continue to fluctuate with any future changes in interest rates. Any significant decline in our investment income as a result of falling interest rates or general market conditions would have an adverse effect on our net income and, as a result, on our stockholders' equity and our policyholders' surplus.

OUR BUSINESS IS LARGELY DEPENDENT ON THE EFFORTS OF OUR MANAGEMENT BECAUSE OF
ITS INDUSTRY EXPERTISE, KNOWLEDGE OF OUR MARKETS AND RELATIONSHIPS WITH THE
INDEPENDENT AGENCIES THAT SELL OUR PRODUCTS.

Our success will depend in substantial part upon our ability to attract and retain qualified executive officers, experienced underwriting personnel and other skilled employees who are knowledgeable about our business. The current success of our business is dependent in significant part on the efforts of Fred
R. Lowe, our president and chief executive officer, Debra Cerre Ruedisili, our executive vice president and chief operating officer, and Kumar Gursahaney, our senior vice president, chief financial officer and treasurer. Many of our regional and local officers are also critical to our operations because of their industry expertise, knowledge of our markets and relationships with the independent agencies that sell our products. We carry key person life insurance only on Ms. Cerre Ruedisili. If we were to lose the services of members of our management team or key regional or local officers, we may be unable to find

                                       10

replacements satisfactory to us and our business. As a result, our operations may be disrupted and our financial performance may be adversely affected.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE OR
MAY BE AVAILABLE ONLY ON UNFAVORABLE TERMS.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated from our initial public offering are insufficient to fund future operating requirements and/or cover losses, we may need to raise additional funds through financings or curtail our growth. We believe that the net proceeds to us from our initial public offering, together with our anticipated retained earnings, will support our operations for at least the next 18 to 24 months without the need to raise additional capital. However, we cannot provide any assurance in that regard, because many factors will affect the amount and timing of our capital needs, including our growth and profitability, our claims experience, and the availability of reinsurance, as well as possible market disruptions and other unforeseeable developments. If we have to raise additional capital, equity or debt financing may not be available on terms that are favorable to us. In the case of equity financings, dilution to our stockholders could result. In any case, such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. In the case of debt financings, we may be subject to covenants that restrict our ability to freely operate our business. If we cannot obtain adequate capital on favorable terms or at all, we may not have sufficient funds to implement our future growth or operating plans and our business, financial condition or results of operations could be materially adversely affected.

THE INSURANCE BUSINESS IS SUBJECT TO EXTENSIVE REGULATION THAT LIMITS THE WAY WE
CAN OPERATE OUR BUSINESS.

We are subject to extensive regulation by the Florida OIR and the insurance regulatory agencies in each state in which our insurance subsidiaries are licensed. These state agencies have broad regulatory powers designed primarily to protect policyholders and their employees, not the stockholders of AmCOMP.
Regulations vary from state to state, but typically address or include:

      o  standards of solvency, including risk-based capital measurements;

      o  restrictions on the nature, quality and concentration of investments;

      o  restrictions on the types of terms that we can include in the insurance policies we offer;

      o  mandates that may affect wage replacement and medical care benefits paid under the workers' compensation system;

      o  procedures for adjusting claims, which can affect the ultimate amount for which a claim is settled;

      o  restrictions on the way rates are developed and premiums are determined;

                                       11

      o  the manner in which general agencies may be appointed;

      o  required methods of accounting;

      o  establishment of reserves for unearned premiums, losses and other purposes;

      o  limitations on our ability to transact business with affiliates;

      o  mergers, acquisitions and divestitures involving our insurance subsidiaries;

      o  licensing requirements and approvals that affect our ability to do business;

      o  compliance with medical privacy laws;

      o  potential assessments for the settlement of covered claims under insurance policies issued by impaired, insolvent or failed insurance companies; and

      o  the amount of dividends that our insurance subsidiaries may pay to us, the parent holding company.

Stock insurance companies are subject to Florida statutes related to excess profits for workers' compensation insurance companies. Excessive profits are calculated based upon a complex statutory formula that is applied over rolling three-year periods. Companies are required to file annual excess profits forms, and they are required to return so called "excessive profits" to policyholders in the form of a cash refund or credit toward the future purchase of insurance.
To date, we have not been required to return excess profits and no amounts have been provided for returns of excess profits in our financial statements.

Regulatory authorities have broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. We may be unable to maintain all required approvals or comply fully with the wide variety of applicable laws and regulations, which are continually undergoing revision, or the relevant authority's interpretation of such laws and regulations. In some instances, where there is uncertainty as to applicability, we follow practices based on our interpretations of regulations or practices that we believe generally to be followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. This extensive regulation of our business may affect the cost of our products and may limit our ability to obtain rate increases or to take other actions that we might pursue to increase our profitability. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations or interpretations by regulatory authorities could impact our operations and require us to bear additional costs of compliance.

The National Association of Insurance Commissioners, or NAIC, has adopted a system to test the adequacy of statutory capital, known as "risk-based capital."
This system establishes the minimum amount of capital and surplus calculated in accordance with statutory accounting principles, necessary for an insurance company to support its overall business operations. It identifies insurers that may be inadequately capitalized by looking at certain inherent risks of each insurer's assets and liabilities and its mix of net premiums written. Insurers falling below a calculated threshold may be subject to varying degrees of

                                       12

regulatory action, including supervision, rehabilitation or liquidation. Failure to maintain our risk-based capital at the required levels could adversely affect the ability of our insurance subsidiaries to maintain regulatory authority to conduct our business.

For example, because two of our reinsurance treaties, one from 2001 and one from
2002, did not transfer sufficient risk to the assuming reinsurer to be accounted for as reinsurance pursuant to generally accepted accounting principles, or
GAAP, they were accounted for using deposit accounting in our financial statements as of and for the year ended December 31, 2002 and thereafter. This caused the total adjusted capital of AmCOMP Preferred to be at the "regulatory action plan" level, which required it to submit to the Florida OIR a risk-based capital plan. The action plan was designed to comply with the Florida OIR's gross and net writings to surplus ratios and attain ratios that exceeded all
NAIC thresholds. As of December 31, 2003, one year earlier than AmCOMP Preferred had proposed, its total adjusted capital exceeded all NAIC thresholds. Although the Florida OIR conducted an examination of assets, liabilities and operations of AmCOMP Preferred, it did not issue any report on the plan AmCOMP Preferred submitted and took no regulatory action.

ASSESSMENTS AND OTHER SURCHARGES BY GUARANTY FUNDS AND SECOND INJURY FUNDS AND
OTHER MANDATORY POOLING ARRANGEMENTS MAY REDUCE OUR PROFITABILITY.

Most states have guaranty fund laws under which insurers doing business in the state are required to fund policyholder liabilities of insolvent insurance companies. Generally, assessments are levied by guaranty associations within the state, up to prescribed limits, on all insurers doing business in that state on the basis of the proportionate share of the premiums written by insurers doing business in that state in the lines of business in which the impaired, insolvent or failed insurer is engaged. Maximum contributions required by law in any one state in which we offer insurance vary between 0.3% and 2.0% of direct premiums written. We recorded an estimate of $4.9 million, $4.3 million and $2.3 million
(excluding expected recoveries of $2.7 million, $3.1 million and $2.6 million)
for our expected liability for guaranty fund assessments at December 31, 2005,
2004 and 2003, respectively. The assessments levied on us may increase as we increase our premiums written.

Many states also have laws that established second injury funds to reimburse employers and insurance carriers for workers' compensation benefits paid to employees who are injured and whose disability is increased by a prior work-related injury. The source of these funds is an assessment charged to workers' compensation insurance carriers doing business in such states.
Assessments are based on paid losses or premium surcharge mechanisms. Several of the states in which we operate maintain second injury funds with material assessments. Our total assessments were $11.3 million in 2005, $4.9 million in
2004 and $6.0 million in 2003. Our collections from these funds were $2.2 million in 2005, $3.4 million in 2004 and $1.5 million in 2003. There is significant uncertainty that these funds will have the money required to reimburse us for our claims. For example, Florida's fund currently has significant unfunded liabilities and no reserves exist to satisfy future claims.
Consequently, we have recorded no asset for future collections. No recoveries are available from Florida's fund for claims arising from accidents occurring on or after January 1, 1998. Beginning in the third quarter of 2005, the second injury fund assessment in South Carolina was doubled to 36.8% on losses. A pre tax charge of $3.3 million was recorded in the third quarter to reflect the impact of this rate change. The fund assessment was reduced to 25% as communicated in a letter to the Company dated April 25, 2006. A pre tax benefit of $0.7 million was recorded in the second quarter to reflect the impact of this

                                       13

rate change. Additionally, this assessment was further reduced to 24.5% in
September 2006.

As a condition to the ability to conduct business in some states, insurance companies are required to participate in mandatory workers' compensation shared market mechanisms, or pooling arrangements. These arrangements provide insurance to companies that are otherwise unable to obtain coverage due, for example, to their prior loss experience. Our estimated liability is based upon currently available information and could change based on additional information or reinterpretations of existing information concerning the actions of the pools.
Although we price our products to account for the obligations that we may have under these pooling arrangements, we may not be successful in estimating our liability for these obligations. Accordingly, our prices may not fully account for our liabilities under pooling arrangements, which may cause a decrease in our profits. We cannot predict the financial impact of our participation in any shared market or pooling mechanism that may be implemented in the future. As we write policies in new states that have pooling arrangements, we will be required to participate in additional pooling arrangements. Further, the insolvency of other insurers in these pooling arrangements would likely increase the liability for other members in the pool. The effect of these assessments and mandatory shared market mechanisms or changes in them could reduce our profitability in any given period or limit our ability to grow our business.

WE RELY ON OUR INFORMATION TECHNOLOGY AND TELECOMMUNICATION SYSTEMS, AND THE
FAILURE OF THESE SYSTEMS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

Our business is highly dependent upon the successful and uninterrupted functioning of our information technology and telecommunications systems. We rely on these systems to process new and renewal business, provide customer service, make claims payments and facilitate collections and cancellations.
These systems also enable us to perform actuarial and other modeling functions necessary for underwriting and rate development. The failure of these systems, or the termination of a third party software license upon which any of these systems is based, could interrupt our operations or materially impact our ability to evaluate and write new business. As our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to write and process new and renewal business and provide customer service or compromise our ability to pay claims in a timely manner. This could result in a material adverse effect on our business.

                                       14

AS WE ONLY OFFER WORKERS' COMPENSATION INSURANCE, NEGATIVE DEVELOPMENTS IN THIS
INDUSTRY WOULD ADVERSELY AFFECT OUR BUSINESS.

We only offer workers' compensation insurance and have no plans to offer any other type of insurance. As a result of this concentration, negative developments in the economic, competitive or regulatory conditions affecting the workers' compensation insurance industry could have a material adverse effect on our results of operations and financial condition. A significant decrease in pricing due to increased competition or regulatory action, adverse court decisions interpreting states' workers' compensation laws and newly enacted legislation could negatively impact our business.

The Florida OIR disapproved a rate filing for 2006 prepared by the NCCI, requesting on behalf of all Florida licensed workers' compensation insurers a
7.2% rate decrease. Subsequently, the Florida OIR approved an overall average
13.5% decrease for all Florida licensed workers' compensation insurers. The effect of the approved decrease cannot currently be ascertained. If the 2006 premium decrease had been in effect in 2005, our direct premiums written would have declined by $14.2 million, our Florida net loss ratio would have increased by 8.2% and our company wide net loss ratio would have increased by 3.4%. If the approved rate decrease results in a material adverse effect on our profitability in Florida, we may elect to reduce the amount of premiums written there. In states in which we operate, other than administered pricing states, should our competitors offer products at prices lower than we believe would be profitable, we may decline to compete at those lower prices and our premium levels could be reduced. Many of our competitors are multi line carriers that can price the workers' compensation insurance that they offer at a loss in order to obtain other lines of business at a profit. As we offer only workers' compensation insurance, we must make a profit on this business and will not lower our price to obtain business below a price that we believe will be profitable for us.

The NCCI has submitted its 2007 annual workers compensation rate filing to the
Florida OIR, which calls for a statewide average 13.3% rate decrease. The OIR has ordered NCCI to amend its filing to bring about a rate reduction of 15.7%.
Significant declines in claim frequency and an improvement in loss development since reforms enacted by the legislature in 2003 are the two main reasons for the proposed premium level decrease. The new rates will apply to all new and renewal policies as of January 1, 2007.

Adverse economic conditions for the construction industry across the states in which we do business could also adversely affect our business, as over 40% of our business historically has come from underwriting workers' compensation insurance for the construction industry. This industry is more vulnerable than most to downturns in the local economy, including those in the housing market, and natural disasters. We also derive 20.0% of our business from the goods and services industry and over 15% of our business from the manufacturing industry.
Negative developments in these industries would have a greater effect on us, compared to more diversified insurers that also sell other types of insurance products. See also "--Our geographic concentration ties our performance to business, economic and regulatory conditions in certain states."

                                       15

IF WE ARE UNABLE TO OBTAIN REINSURANCE, OUR ABILITY TO WRITE NEW POLICIES AND TO
RENEW EXISTING POLICIES COULD BE ADVERSELY AFFECTED.

Like other insurers, we manage risk, in part, by buying reinsurance. We currently purchase excess of loss reinsurance. Under excess of loss reinsurance, a reinsurer reimburses the ceding company for losses and loss expenses over a specified dollar amount up to an agreed limit per occurrence. For 2006 and in
2005, our excess of loss reinsurers assumed liability on each loss occurrence up to $30.0 million and $20.0 million, respectively, subject to our retention of the first $2.0 million.

We review and renegotiate our reinsurance protection each year. The availability, amount and cost of reinsurance are subject to market conditions and to our experience with insured losses. We cannot be certain that our reinsurance agreements will be renewed or replaced prior to their expiration upon terms satisfactory to us. If we are unable to renew or replace our reinsurance agreements upon terms satisfactory to us, our net liability on individual risks would increase and we would have greater exposure to catastrophic losses. If this were to occur, our underwriting results would be subject to greater variability and our underwriting capacity would be reduced.
These consequences could adversely affect our financial performance.

WE HAVE ELIMINATED OUR USE OF QUOTA SHARE REINSURANCE. THE GREATER RISK WE HAVE
RETAINED COULD RESULT IN LOSSES.

We terminated our quota share reinsurance effective June 30, 2004 on new and renewal business. Effective July 1, 2005, we terminated the quota share reinsurance we maintained on a run-off basis for policies written prior to June
30, 2004. Quota share reinsurance was used in the past primarily to increase our underwriting capacity and to reduce our exposure to losses. Quota share reinsurance refers to a form of reinsurance under which the reinsurer participates in a specified percentage of the premiums and losses on all reinsured policies in a given class of business. As a result of the termination of our quota share reinsurance, we will retain and earn more of the premiums we write, but will also retain more of the related losses. Our increased exposure to potential losses could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE REDUCED OUR USE OF EXCESS OF LOSS REINSURANCE. THE GREATER RISK WE HAVE
RETAINED COULD RESULT IN LOSSES.

We reduced the amount of excess of loss reinsurance we purchased in 2005 and
2006 compared to 2004. Excess of loss reinsurance refers to a form of reinsurance in which the reinsurer reimburses the insurer for all or a portion of claim payments in excess of a specified amount and usually subject to a limit, in exchange for a specified premium. For policies effective January 1,
2005 or later, we no longer maintain reinsurance coverage for the layer of loss occurrences in excess of $1.0 million but not in excess of $2.0 million. This layer of excess of loss reinsurance was used in the past primarily to reduce the volatility of our financial results caused by large loss occurrences. We have continued to purchase excess of loss reinsurance for losses above $2.0 million, up to $20.0 million in 2005 and $30.0 million in 2006. As a result of the reduction of excess of loss reinsurance purchased, we will reduce our overall reinsurance costs, but will also retain more losses from large loss occurrences.
Our election not to maintain reinsurance coverage for the layer of loss

                                       16

occurrences in excess of $1.0 million but not in excess of $2.0 million for 2005 reduced our reinsurance costs by approximately $6.2 million and increased our retained losses by $4.1 million. Our increased exposure to losses from large loss occurrences could have a material adverse effect on our business, financial condition and results of operations.

LITIGATION AGAINST OUR INSURANCE SUBSIDIARIES COULD HAVE AN ADVERSE EFFECT ON
OUR BUSINESS, RESULTS OF OPERATIONS AND/OR FINANCIAL CONDITION.

Our insurance subsidiaries have been named as defendants in various legal actions in the course of their insurance operations. Our subsidiaries have responded to the lawsuits, and we believe that there are meritorious defenses and intend to vigorously contest these claims. Adverse judgments in multiple lawsuits could require us to pay significant damage amounts in the aggregate or to change aspects of our operations, which could have a material adverse effect on our financial results.

OUR STATUS AS AN INSURANCE HOLDING COMPANY WITH NO DIRECT OPERATIONS COULD
ADVERSELY AFFECT OUR ABILITY TO MEET OUR OBLIGATIONS AND PAY DIVIDENDS IN THE
FUTURE.

AmCOMP is a holding company that transacts substantially all of its business through operating subsidiaries. Our primary assets are the stock of our operating subsidiaries. Our ability to meet obligations on outstanding debt, to pay stockholder dividends and to make other payments depends on the surplus and earnings of our subsidiaries and their ability to pay dividends or to advance or repay funds. Payments of dividends and advances and repayments by our insurance subsidiaries are restricted by state insurance laws and could be subject to contractual restrictions in the future, including those imposed by indebtedness we may incur in the future. In addition, the payment of stockholder dividends by us is within the discretion of our board of directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our board of directors considers relevant. Currently, we do not intend to pay dividends on our capital stock. RISKS RELATED TO OUR
INDUSTRY

OUR RESULTS OF OPERATIONS AND REVENUES MAY FLUCTUATE AS A RESULT OF MANY
FACTORS, INCLUDING CYCLICAL CHANGES IN THE INSURANCE INDUSTRY, WHICH MAY CAUSE
THE PRICE OF OUR COMMON STOCK TO BE VOLATILE.

The results of operations of companies in the insurance industry historically have been subject to significant fluctuations and uncertainties. Our profitability can be affected significantly by:

      o  competition;

      o  rising levels of loss costs that we cannot anticipate at the time we price our products;

      o  volatile and unpredictable developments, including man-made or natural catastrophes or terrorist attacks;

      o  changes in the level of reinsurance capacity and capital capacity;

                                       17

      o  changes in the amount of loss reserves resulting from new types of claims and new or changing judicial interpretations relating to the scope of insurers' liabilities;

      o  changes in the regulatory or legal framework governing the worker's compensation system;

      o  premium rate levels fixed by regulators; and

      o  fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses.

The supply of insurance is related to prevailing prices, the level of insured losses and the level of industry surplus, which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance industry. As a result, the insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. During 1998, 1999 and 2000, the workers'
compensation insurance industry experienced substantial pricing competition, and this pricing competition greatly affected our ability to increase premium rates.
Beginning in 2001, we witnessed a decrease in pricing competition in the industry, which enabled us to raise our rates. Although our rates have increased in recent years, the supply of insurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers, which may cause prices to decrease. For example, in October 2005, the
Florida OIR approved an overall average 13.5% decrease in premium rates for all workers' compensation insurance policies written by all Florida licensed insurance carriers in 2006. This reduction may have a material adverse effect on our profitability in Florida next year and may result in a decrease in the number of policies we issue in Florida in 2006. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer policies written. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance business significantly, and we expect to experience the effects of such cyclicality. This cyclicality may cause the price of our securities to be volatile.

RECENT INVESTIGATIONS INTO INSURANCE AND REINSURANCE PRACTICES COULD CAUSE
VOLATILITY IN OUR STOCK AND ADVERSELY AFFECT OUR BUSINESS.

The Florida OIR is among the regulators that have been investigating insurance industry practices. On April 20, 2005, the Florida OIR announced that it had issued investigative subpoenas requesting information related to finite reinsurance activities in the insurance industry. Finite reinsurance is a type of reinsurance that is structured to limit the amount of insurance risk the reinsurer assumes. Prior to 2005, AmComp did purchase quota share reinsurance, which may have the characteristics of finite reinsurance. In cases where quota share reinsurance qualified for risk transfer, the transaction was treated in our financial statements as reinsurance. In certain other cases, where quota share reinsurance did not qualify for risk transfer, we recorded the effects of the transaction pursuant to deposit accounting. AmCOMP Assurance has received and responded to an investigative subpoena from the Florida OIR requesting answers to interrogatories and the production of certain documents relating to the Florida OIR's civil investigation into finite reinsurance activities in the

                                       18

insurance industry. These inquiries were made to certain other Florida domestic insurers, as well as to certain reinsurers doing business with Florida domestic insurers.

The Florida OIR's civil investigation, all developing regulatory responses related to the investigation and other investigations relating to brokerage practices in the insurance industry represent an evolving area of law. At this time, we are unable to predict the potential effects, if any, that these investigations and inquiries may have upon the insurance markets and industry business practices. For example, they may lead to changes in industry practices that may make it more difficult for us to compete for insurance business, reduce the effectiveness of our business processes or increase our cost of doing business. For example, 12.6% of our direct premiums written for the year ended
December 31, 2005 were collected by insurance agencies that are responsible for collecting premiums on our behalf. As we do not require a deposit or collateral from these agencies in respect of accrued balances, we may be subject to credit risk with respect to these agencies if they suffer severe financial difficulties as a result of these or other investigations. Any of the foregoing could materially and adversely affect our business, results of operations and financial condition. In addition, to the extent that any of the arrangements into which we routinely enter with our agents were determined to be unlawful, we could be fined or otherwise penalized. These inquiries and investigations have also caused substantial volatility in the prices of insurance company stocks generally, and this volatility may continue or increase in the future if these inquiries and investigations continue or are expanded.

We also expect new regulatory requirements related to finite reinsurance to be imposed on the insurance industry. The NAIC has requested its Property and
Casualty Reinsurance Study Group of the Reinsurance Task Force to formally study statutory financial accounting issues related to finite reinsurance. In an effort to eliminate the abuse of finite reinsurance contracts, changes have been proposed to filing forms that would require insurers to make specific disclosures related to finite reinsurance on their financial statement filings.
Additionally, the Florida OIR is developing new regulations that would require domestic insurers to make additional disclosures and attestations relating to their finite and other risk limiting reinsurance agreements and comply with new disclosure requirements. Increased regulation of finite reinsurance may affect the availability or cost of reinsurance in ways that are difficult to foresee at present, and could have a material adverse effect on our business.

Recent investigations of broker placement and compensation practices initiated by the attorney general's office of certain states, including the State of New
York, together with recently filed class action lawsuits initiated against such broker entities and certain insurance companies, have challenged the legality of certain activities conducted by these brokers and companies. The investigations and suits challenge, among other things, the appropriateness of setting fees paid to brokers based on the volume of business placed by a broker with a particular insurer or reinsurer; the payment of contingent fees to brokers by insurers or reinsurers and the alleged conflict of interest arising from such fee arrangements; the nondisclosure by brokers to their clients of contingent fees paid to them by insurers and reinsurers; bid rigging, and tying the receipt of direct insurance to placing reinsurance through the same broker. AmComp distributes its products through independent agents who are appointed by and represent the Company and does not distribute through brokers. In some cases, we do pay contingent commissions to our agents. To our knowledge, these investigations have been focused on broker practices. However, these

                                       19

investigations and lawsuits may change industry practices in unforseeable ways and those changes could adversely affect the competitive environment in our business.

ACTS OF TERRORISM COULD NEGATIVELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION,
AND THE AVAILABILITY OF FEDERAL REIMBURSEMENT FOR ACTS OF TERRORISM COULD EXPIRE
OR BE CURTAILED.

We are required to provide workers' compensation benefits for losses resulting from certain acts of terrorism. The impact on us of any terrorist act will depend upon the nature, extent, location and timing of such an act, and could be material. The extent of losses from an act of terrorism is a function of both the number of workers employed by our policyholders in the area affected by the event and the severity of the event.

The Terrorism Risk Insurance Act of 2002 (the "2002 Act") was enacted in response to the events of September 11, 2001. The program initiated by the 2002
Act applies to losses arising out of acts of terrorism that are certified as such by the Secretary of the Treasury. In order to be certified as an act of terrorism under the 2002 Act, losses incurred as a result of the act are required to exceed $5.0 million, and the act may not be an act of domestic terrorism. In addition, such losses must arise out of an act of terrorism committed in the course of a war declared by the United States Congress, except with respect to workers' compensation coverage. Under the 2002 Act, Federal reimbursement is subject to an annual aggregate limit of $100.0 billion. Each insurer is responsible for a deductible based on a percentage of its direct premiums earned in the previous calendar year. Our 2005 deductible is equal to
15% of 2004 direct premiums earned, or approximately $37.4 million. For losses in excess of the deductible, the Federal government will reimburse 90% of the insurer's loss, up to the insurer's proportionate share of the $100.0 billion.
Insurers will not be liable for payments for any portion of losses in excess of the $100.0 billion annual limit.

In December 2005, President Bush signed into law the Terrorism Risk Insurance
Extension Act of 2005 (the "2005 Act"), which extends the 2002 Act for an additional two years to December 31, 2007. While the underlying structure of the
2002 Act was left intact, the 2005 Act makes some adjustments, including increasing the current insurer deductible from 15% of direct premiums earned to
17.5% for 2006, and to 20% of such premiums in 2007. For losses in excess of the deductible, the Federal government still reimburses 90% of the insurer's loss, but the amount of Federal reimbursement decreases to 85% of the insurer's loss in 2007. After March 31, 2006, Federal reinsurance will only be available if industry aggregate insured losses from a certified act exceed $50.0 million. The program trigger increases to $100.0 million in 2007. When these increases take effect, insurers must still provide terrorism insurance for events causing losses up to that amount, even though Federal reinsurance is only available for events causing losses exceeding that amount.

Under the 2005 Act, insurers must offer coverage for losses due to terrorist acts in all of their commercial property and casualty insurance policies. The
2005 Act's definition of property and casualty insurance includes workers'
compensation insurance. Moreover, the workers' compensation laws of the various states generally do not permit the exclusion of coverage for losses arising from terrorist acts as well as nuclear, biological and chemical attacks. In addition, we are not able to limit our loss arising from any one catastrophe or any one claimant. Our reinsurance policies exclude coverage for losses arising out of

                                       20

terrorism and nuclear, biological and chemical attacks. Therefore, acts of terrorism could adversely affect our business and financial condition.

RISKS RELATED TO THIS OFFERING

YOUR ABILITY TO INFLUENCE CORPORATE DECISIONS MAY BE LIMITED BECAUSE OUR
PRINCIPAL STOCKHOLDERS BENEFICIALLY OWN 26.8% OF OUR COMMON STOCK.

Our principal stockholders beneficially own, in the aggregate, approximately
26.8% of our outstanding stock. These stockholders may be able to determine who will be elected to our board of directors and to control substantially all matters requiring approval by our stockholders, including mergers, sales of assets and approval of other significant corporate transactions, in a manner with which you may not agree or that may not be in your best interest. This concentration of stock ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

THE PRICE OF OUR COMMON STOCK MAY DECREASE, AND YOU MAY LOSE ALL OR A PART OF
YOUR INVESTMENT.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are beyond our control, including:

      o  variations in our quarterly operating results;

      o  changes in operating and stock performance of similar companies;

      o  changes in earnings estimates and market price targets by securities analysts;

      o  investor perception of the workers' compensation insurance industry and of our company;

      o  results of operations that vary from those expected by securities and other market analysts and investors;

      o  future sales of our securities;

      o  litigation developments;

      o  regulatory actions;

      o  departures of key personnel; and

      o  general market conditions, including market volatility.

A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation.

                                       21

In addition, the stock market in recent years has experienced substantial price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of companies whose shares are publicly traded. As a result, the trading price of shares of our common stock may be below the exercise price of an optionee's options and you may be unable to sell your shares of common stock at or above the price that you pay to purchase them, and you may lose some or all of your investment.

FUTURE SALES OF OUR COMMON STOCK, OR THE POSSIBILITY OR PERCEPTION THAT SUCH
FUTURE SALES MIGHT OCCUR, MAY DEPRESS ITS PRICE.

The market price of our common stock could decline as a result of sales of substantial numbers of shares in the public market after the closing of this offering after the day hereof, or the perception that these sales could occur.
This may make it more difficult for you to sell your shares at a time and at a price that you deem appropriate. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There were 15,562,155 shares of our common stock outstanding on October 3, 2006. All of these shares are freely transferable without restriction or further registration under the Securities Act of 1933, as amended, except for the
4,597,659 shares held by our senior management, directors, 1% or greater stockholders and their affiliates.

We are registering the offer and sale of 855,654 shares of our common stock reserved for issuance upon the exercise of options granted or reserved for grant under our stock option plans and agreements. Once the registration is effective, stockholders can sell these shares in the public market upon issuance, subject to restrictions under the securities laws and any applicable lock-up agreements.
In addition, some of our existing stockholders will be entitled to register their shares of our common stock after this offering. We may also acquire other companies or assets or finance strategic alliances by issuing equity, which may result in additional dilution to you.

FLORIDA AND OTHER APPLICABLE STATE INSURANCE LAWS, CERTAIN PROVISIONS OF OUR
CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE OF CONTROL OF
AMCOMP AND COULD ALSO LIMIT THE MARKET PRICE OF OUR COMMON STOCK.

Florida insurance law prohibits any person from acquiring 5% or more of the outstanding voting securities of us or any of our insurance subsidiaries without the prior approval of the Florida OIR. Any person wishing to acquire control of us or of any substantial portion of our outstanding shares would first be required to obtain the approval of the Florida OIR.

In addition, many state insurance laws require prior notification to the state insurance department of a change of control of a non-domiciliary insurance company licensed to transact insurance in that state. While these pre-notification statutes do not authorize the state insurance departments to disapprove the change of control, they authorize regulatory action (including a possible revocation of our authority to do business) in the affected state if particular conditions exist, such as undue market concentration. Any future transactions that would constitute a change of control of us may require prior notification in the states that have pre-acquisition notification laws.

Provisions of our certificate of incorporation and bylaws could discourage, delay or prevent a merger, acquisition or other change in control of AmCOMP, even if such a change in control would be beneficial to our stockholders. These

                                       22

provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions.
These provisions include:

      o  authorizing our board of directors to issue up to 5,000,000 shares of preferred stock with rights senior to those of our common stock without further stockholder approval;

      o  limiting the ability of our stockholders to call special meetings of stockholders;

      o  advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at the stockholder meetings; and

      o  prohibiting stockholder action by written consent, thereby limiting stockholder action to that taken at a meeting of our stockholders.

Section 203 of the Delaware General Corporation Law prohibits a publicly-held
Delaware corporation from engaging in a business combination with a person who acquires at least 15% of its voting stock for a period of three years after the date such person acquired such voting stock, unless the business combination is approved in a prescribed manner. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

These provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR CAPITAL STOCK IN THE FORESEEABLE
FUTURE.

We currently intend to retain our future earnings, if any, to fund the development and growth of our business. The amount of cash we may have available is in part limited by dividend restrictions imposed on our insurance subsidiaries by state insurance laws and regulations, which prescribe the amount of dividends our insurance subsidiaries can pay us. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

BEING A PUBLIC COMPANY INCREASES OUR ADMINISTRATIVE COSTS AND MAY ADD OTHER
BURDENS.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the
Sarbanes-Oxley Act of 2002, rules implemented by the Securities and Exchange
Commission, or SEC, and new listing requirements of the Nasdaq Global Market have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to

                                       23

obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly those serving on our audit committee.

WE WILL BE EXPOSED TO RISKS RELATING TO EVALUATIONS OF OUR INTERNAL CONTROLS
OVER FINANCIAL REPORTING REQUIRED BY SECTION 404 OF THE SARBANES OXLEY ACT OF
2002.

As a public company, absent an available exemption, we will be required to comply with Section 404 of the Sarbanes Oxley Act by no later than December 31,
2007. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a "material weakness." A "material weakness" is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory agencies such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and the trading price of our common stock may decline. If we fail to remedy any material weakness, our financial statements may be inaccurate, our access to the capital markets may be restricted and the trading price of our common stock may decline.

OUR MANAGEMENT AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAVE IN THE
PAST DETERMINED THAT THERE ARE MATERIAL WEAKNESSES IN OUR INTERNAL CONTROLS OVER
FINANCIAL REPORTING. IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL
CONTROLS OVER FINANCIAL REPORTING, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR
FINANCIAL RESULTS.

During their audit of our financial statements for the year ended December 31,
2003, our independent registered public accounting firm identified certain reportable conditions that constitute material weaknesses in the internal controls over our financial reporting. Specifically, our independent auditors noted that (1) there were significant errors in recording reinsurance related balances, (2) there were significant accounting adjustments in the recording of dividends, allowance for doubtful accounts and the reinsurance experience account, (3) there were significant adjustments in the tax accounts after we completed our review, and there were errors in the tax returns prepared by an outside third party, and (4) our process at that time did not provide for timely preparation and filing of GAAP financial statements.

During their audit of our financial statements for the year ended December 31,
2004, our independent registered public accounting firm identified certain reportable conditions that constitute material weaknesses in the internal controls over financial reporting of our insurance subsidiaries, AmCOMP
Assurance and AmCOMP Preferred. With regard to AmCOMP Assurance and AmCOMP
Preferred, our independent auditors noted that audit adjustments were identified during the 2004 audit process in areas that require management judgment and accounting estimates and impacted the assessment accrual and commission accruals. Our analyses of these accounts had not been updated for all known information at the time of the audit or were not used to adjust the general

                                       24

ledger to the appropriate amount. As a result, audit adjustments on the financial statements we prepared were required.

Our audit committee and management team agreed with the matters identified as material weaknesses. In response, we initiated corrective actions that we believe addressed these control deficiencies. If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933, as amended, and Section 21E of the Securities Exchange
Act of 1934, as amended, that are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends,"
"plans," "believes," "seeks," "estimates," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include fluctuating demand for capital goods such as large glass presses, delay in the recovery of demand for components used by telecommunications infrastructure manufacturers and exposure to foreign economies. Important information regarding risks and uncertainties is also set forth elsewhere in this document, including in those described in "Risk Factors" beginning on page 4, as well as elsewhere in this prospectus and in documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus or as of the date of any document incorporated by reference into this prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or the date of any document incorporated into this prospectus or to reflect the occurrence of unanticipated events.

You are also urged to carefully review and consider the various disclosures made by us in this document, as well as in our prior periodic reports on Forms 10-K and 8-K, filed with the Securities and Exchange Commission and listed under the caption "Incorporation by Reference" on page 3 of this prospectus.

We make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, if any.

We also make this information available on our website at WWW.AMCOMP.COM.

                                       25

                                 USE OF PROCEEDS

The common stock offered hereby is being registered for the account of the selling stockholders identified in this prospectus. See "Selling Stockholders."
All net proceeds from the sale of the common stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the options at the time of their exercise. Such proceeds will be used for general corporate purposes, working capital and to make acquisitions, although the Company has not identified any specific acquisitions at this time.

                              SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our Plans. This prospectus also relates to such indeterminate number of additional shares of common stock that may be acquired by the selling stockholders as a result of the antidilution provisions of the Plans. We will provide additional information regarding the identity of the selling stockholders and certain other information relating to the selling stockholders in a supplement to this prospectus if we are required by law to do so.

The following table sets forth (i) the number of shares of common stock owned by each selling stockholder as of October 3, 2006, (ii) the number of shares of common stock to be offered for resale by each selling stockholder (i.e., the total number of shares of common stock underlying options held by each selling stockholder irrespective of whether such options are presently exercisable within 60 days after October 3, 2006) and (iii) the number and percentage of shares of common stock that each selling stockholder will beneficially own after completion of the offering, assuming that all shares of common stock that may be offered for resale are sold and no other shares beneficially owned by the selling stockholders are also sold.

                                                                               Number of Shares     Percentage of
                                                                                of Common Stock      Class to be
                                   Number of Shares of    Number of Shares of     Owned after        Owned after
                                  Common Stock Owned at   Common Stock to be   Completion of the    Completion of
              Name                  October 3, 2006(1)   Offered for Resale(2)    Offering(3)       the Offering

Fred R. Lowe......................         417,219(4)            458,434               177,087          1.1%
Debra Cerre-Ruedisili.............         139,064(5)            255,555                40,829            *
Kumar Gursahaney..................          26,830(6)            105,000                 5,000            *
Antonio Faillaci..................           7,695(7)              3,766                 3,929            *
Sam A. Stephens...................       1,005,992                 7,333             1,005,992          6.5%
Paul B. Queally...................       1,368,292(8)              7,333             1,368,292          8.8%
Sean Traynor......................               0                 7,333                     0            *
Donald C. Stewart.................               0                 7,333                     0            *
Spencer L. Cullen, Jr.............               0                 7,333                     0            *

-----------------
* Less than 1%.

                                       26

(1)      Unless otherwise indicated, we believe that all people named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days after October 3, 2006 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted.

(2)      Reflects all shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities.

(3)      Beneficial ownership of shares held by each selling stockholder after this offering assumes that each selling stockholder sold all of the shares it is offering in this prospectus but actually will depend on the number of shares sold by such selling stockholder in this offering.

(4)      Includes 240,132 shares of common stock issuable upon exercise of options held by Mr. Lowe.

(5)      Includes 98,235 shares of common stock issuable upon exercise of options held by Ms. Cerre-Ruedisili. Also includes 200 shares of common stock that Ms. Cerre-Ruedisili holds as custodian for her children. Ms.
         Cerre-Ruedisili disclaims beneficial ownership of these 200 shares.

(6)      Includes 21,830 shares of common stock issuable upon exercise of options held by Mr. Gursahaney.

(7)      Includes 3,766 shares of common stock issued as a result of Mr.
         Faillaci's cashless exercise of options to purchase 43,660 shares of common stock.

(8)      The number of shares beneficially owned consists of (a) 1,227 shares of common stock held by Mr. Queally and (b) 1,367,065 shares of common stock held by WCAS VII. Mr. Queally is a general partner of the sole general partner of WCAS VII. Mr. Queally may be deemed to have shared investment and voting power with respect to the securities held by WCAS
         VII. Mr. Queally disclaims beneficial ownership of the securities held by WCAS VII, except to the extent of his equity interest therein.

We cannot assure you that the selling stockholders will exercise their options to purchase our shares of common stock.

The shares covered by this prospectus may be sold from time to time so long as this prospectus remains in effect; provided, however, that the selling stockholders first contact our Corporate Secretary to confirm that this prospectus is in effect. We intend to distribute to each selling stockholder a letter describing the procedures that the selling stockholder may follow in order to use this prospectus to sell the shares and under what conditions the prospectus may not be used. The selling stockholders expect to sell the shares

                                       27

at prices then attainable, less ordinary brokers' commissions and dealers'
discounts as applicable.

                              PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of shares of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of the shares of common stock.

The selling stockholders may offer their common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

      o  On any stock exchange on which the shares of common stock may be listed at the time of sale;

      o  In negotiated transactions;

      o  In the over-the-counter market; and

      o  In a combination of any of the above transactions.

The selling stockholders may offer their shares of common stock at any of the following prices:

      o  Fixed prices that may be changed;

      o  Market prices prevailing at the time of sale;

      o  Prices related to such prevailing market prices; and

      o  At negotiated prices.

The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring shares of common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.
Any such sales may be at prices then prevailing on Nasdaq or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the shares of common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the
Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses

                                       28

incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

                                  LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for us by Olshan Grundman Frome
Rosenzweig & Wolosky LLP, New York, New York.

                                     EXPERTS

Deloitte & Touche LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our
Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this Registration Statement.
Our financial statements and schedules are incorporated by reference in reliance on Deloitte & Touche LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the SEC for our common stock offered in this offering. This prospectus does not contain all the information set forth in the Registration Statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

The SEC maintains an Internet site at WWW.SEC.GOV that contains reports, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its Public Reference Room at
100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330

                                       29

for further information on the operation of the Public Reference Room. Our SEC filings are also available on our website at WWW.AMCOMP.COM.

                                       30

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed by us with the Securities and Exchange Commission
(the "SEC") are incorporated by reference in this prospectus:

1.       Our Annual Report on Form 10-K for the fiscal year ended December 31,
         2005;
2.       Our Quarterly Report on Form 10-Q for the fiscal quarter ended March
         31, 2006;
3.       Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
         2006;
4.       Our Current Report on Form 8-K filed on February 16, 2006;
5.       Our Current Report on Form 8-K filed on March 17, 2006;
6.       Our Current Report on Form 8-K filed on June 13, 2006;
7.       Our Current Report on Form 8-K filed on August 11, 2006;
8.       Our Current Report on Form 8-K filed on August 16, 2006;
9.       Our Current Report on Form 8-K filed on August 25, 2006;
10.      Our Current Report on Form 8-K filed on September 27, 2006; and
11.      The description of our common stock contained in our Registration
         Statement on Form 8-A, filed on January 27, 2006.

All documents subsequently filed with the SEC by us pursuant to Sections 13(a),
13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Certificate of Incorporation of the Company provides that we shall indemnify to the fullest extent permitted by Delaware General Corporation Law, or the
DGCL, any person whom it may indemnify thereunder, including the directors, officers, employees and agents of the Company. In addition, the Company's
Certificate of Incorporation eliminates, to the extent permitted by the DGCL,

                                      II-1

personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty.

The Company's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as follows:

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or her equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section
(unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or

                                      II-2

former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4)
by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses
(including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation
(including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises"
shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and
references to "serving at the request of the corporation" shall include any

                                      II-3

service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to herein determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys'
fees).

The Company has entered into Indemnification Agreements with each of its directors and certain executive officers, whereby it has agreed to indemnify, to the fullest extent permitted by applicable law, each such director and officer from and against any and all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such director or officer for or as a result of action taken or not taken while such director or officer was acting in his capacity as the director or executive officer of the Company or its affiliates.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

With respect to the securities owned by Antonio Faillaci, such securities were issued by the Company in reliance upon exemptions from registration contained in
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering and Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans.

ITEM 8.  EXHIBITS.

           4.1             1996 Stock Option Plan, as amended (incorporated by
                           reference to Exhibit 10.7 to the Company's
                           Registration Statement on Form S-1 (File No.
                           333-128272) (the "Form S-1").

           4.2             Form of 2005 Stock Option Plan of the Registrant
                           (incorporated by reference to Exhibit 10.9 to the
                           Form S-1).

           4.3             Amended and Restated Directors' Stock Option Plan of
                           the Registrant (incorporated by reference to Exhibit
                           10.8 to the Form S-1).

                                      II-4

           4.4             Form of Stock Option Award Agreement of the
                           Registrant for options granted under the Registrant's
                           stock option plans (incorporated by reference to
                           Exhibit 10.10 to the Form S-1).

           4.5*            Form of Free Standing Option Award Agreement.

           5*              Opinion of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP.

           23(a)*          Consent of Independent Registered Public Accounting
                           Firm - Deloitte & Touche LLP.

           23(b)*          Consent of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP (included in its opinion filed herewith as
                           Exhibit 5).

           24*             Powers of Attorney (included on the signature page to
                           this Registration Statement).

-------------
* Filed herewith.

ITEM 9.  UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration
                  statement:

                  (i)      to include any prospectus required by Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii)     to reflect in the prospectus any facts or events
                           arising after the effective date of the registration
                           statement (or the most recent post-effective
                           amendment thereof) which, individually or in the
                           aggregate, represent a fundamental change in the
                           information set forth in the registration statement.
                           Notwithstanding the foregoing, any increase or
                           decrease in volume of securities offered (if the
                           total dollar value of securities offered would not
                           exceed that which was registered) and any deviation
                           from the low or high end of the estimated maximum
                           offering range may be reflected in the form of
                           prospectus filed with the Commission pursuant to Rule
                           424(b) if, in the aggregate, the changes in volume
                           and price represent no more than 20 percent change in
                           the maximum aggregate offering price set forth in the
                           "Calculation of Registration Fee" table in the
                           effective registration statement; and

                  (iii)    to include any material information with respect to
                           the plan of distribution not previously disclosed in
                           the registration statement or any material change to
                           such information in the registration statement;

                                      II-5

PROVIDED, HOWEVER, that:

                           (A)      Paragraphs (a)(1)(i) and (a)(1)(ii) of this
section do not apply if the registration statement is on Form S-8 (ss.239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the
Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

                           (B)      Paragraphs (a)(1)(i), (a)(1)(ii) and
(a)(1)(iii) of this section do not apply if the registration statement is on
Form S-3 (ss.239.13 of this chapter) or Form F-3 (ss.239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities
Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule
424(b)(ss.230.424(b) of this chapter) that is part of the registration statement.

                           (C)      PROVIDED FURTHER, HOWEVER, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (ss. 239.11 of this chapter) or
Form S-3 (ss. 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of
Regulation AB (ss. 229.1100(c)).

         (2)      That, for the purpose of determining any liability under the
                  Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such
                  securities at that time shall be deemed to be the initial BONA
                  FIDE offering thereof.

         (3)      To remove from registration by means of a post-effective
                  amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4)      If the registrant is a foreign private issuer, to file a
                  post-effective amendment to the registration statement to
                  include any financial statements required by Item 8.A. of Form
                  20-F at the start of any delayed offering or throughout a
                  continuous offering. Financial statements and information
                  otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the
                  prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and
                  other information necessary to ensure that all other
                  information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the
                  foregoing, with respect to registration statements on Form
                  F-3, a post-effective amendment need not be filed to include financial statements and information required by Section
                  10(a)(3) of the Act or Rule 3-19 of this chapter if such
                  financial statements and information are contained in periodic reports filed with or furnished to the Commission by the
                  registrant pursuant to Section 13 or Section 15(d) of the
                  Securities Exchange Act of 1934 that are incorporated by
                  reference in the Form F-3.

                                      II-6

         (5)      That, for the purpose of determining liability under the
                  Securities Act of 1933 to any purchaser:

                  (i)      If the registrant is relying on Rule 430B
                           (ss.230.430B of this chapter):

                           (A)      Each prospectus filed by the registrant
pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                           (B)      Each prospectus required to be filed
pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or
(b)(7) of this chapter) as part of a registration statement in reliance on Rule
430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x)
(ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of
1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;
or

                  (ii)     If the registrant is subject to Rule 430C
                           (ss.230.430C of this chapter), each prospectus filed
                           pursuant to Rule 424(b) as part of a registration
                           statement relating to an offering, other than
                           registration statements relying on Rule 430B or other
                           than prospectuses filed in reliance on Rule 430A
                           (ss.230.430A of this chapter), shall be deemed to be
                           part of and included in the registration statement as
                           of the date it is first used after effectiveness.
                           PROVIDED, HOWEVER, that no statement made in a
                           registration statement or prospectus that is part of
                           the registration statement or made in a document
                           incorporated or deemed incorporated by reference into
                           the registration statement or prospectus that is part
                           of the registration statement will, as to a purchaser
                           with a time of contract of sale prior to such first
                           use, supersede or modify any statement that was made
                           in the registration statement or prospectus that was
                           part of the registration statement or made in any
                           such document immediately prior to such date of first
                           use.

                                      II-7

         (6)      That, for the purpose of determining liability of the
                  registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i)      Any preliminary prospectus or prospectus of the
                           undersigned registrant relating to the offering
                           required to be filed pursuant to Rule 424 (ss.230.424
                           of this chapter);

                  (ii)     Any free writing prospectus relating to the offering
                           prepared by or on behalf of the undersigned
                           registrant or used or referred to by the undersigned
                           registrant;

                  (iii)    The portion of any other free writing prospectus
                           relating to the offering containing material
                           information about the undersigned registrant or its
                           securities provided by or on behalf of the
                           undersigned registrant; and

                  (iv)     Any other communication that is an offer in the
                           offering made by the undersigned registrant to the
                           purchaser.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-8

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Palm Beach, State of Florida on the 20th day of
October, 2006.

                                       AMCOMP INCORPORATED

                                       By: /s/ Fred R. Lowe
                                           -------------------------------------
                                           Fred R. Lowe
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred R. Lowe, Debra Cerre-Ruedisili and Kumar
Gursahaney his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                               Title                             Date
------------------------------    ---------------------------------------    --------------------

/s/ Fred R. Lowe                  Chairman of the Board, President and        October 20, 2006
------------------------------    Chief Executive Officer (principal
Fred R. Lowe                      executive officer)

/s/ Debra Cerre-Ruedisili         Executive Vice President, Chief             October 20, 2006
------------------------------    Operating Officer and Director
Debra Cerre-Ruedisili

/s/ Kumar Gursahaney              Senior Vice President, Chief                October 20, 2006
------------------------------    Financial Officer and Treasurer
Kumar Gursahaney                  (principal financial and accounting
                                  officer)

/s/ Sam A. Stephens               Director                                    October 20, 2006
------------------------------
Sam A. Stephens

/s/ Paul B. Queally               Director                                    October 20, 2006
------------------------------
Paul B. Queally

                                      II-9

/s/ Sean M. Traynor               Director                                    October 19, 2006
------------------------------
Sean M. Traynor

/s/ Donald C. Stewart             Director                                    October 16, 2006
------------------------------
Donald C. Stewart

/s/ Spencer L. Cullen, Jr.        Director                                    October 19, 2006
------------------------------
Spencer L. Cullen, Jr.